Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-191476) on Form N-1A of AXS Alternative Growth Fund, a separate series of the Investment Managers Series Trust II, of our report dated August 31, 2020, relating to our audit of the consolidated financial statements and financial highlights, which appear in the June 30, 2020 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Consolidated Financial Highlights,” "Independent Registered Public Accounting Firm," “Service Providers,” “Portfolio Holdings Information” and “Consolidated Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

October 28, 2020

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